Exhibit 99.(d)(xxvi)

FORM OF

AMENDMENT NO. 16

to the

COMBINED INVESTMENT ADVISORY AGREEMENT

This Amendment is made as of                   , 2013 to the Combined Investment Advisory Agreement among Munder Series Trust (“MST”), on behalf of each of its series, and Munder Capital Management (“Advisor”), a Delaware general partnership.

WHEREAS, on May 14, 2013, the Board of Trustees of MST ratified and approved the creation of a new series of MST, the Munder Emerging Markets Small-Cap Fund, and approved the fees payable by such Fund to MCM for investment advisory services; and

WHEREAS, MST and MCM desire to amend the Schedules to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST and MST II agree to amend the Agreement as follows:

1.              Schedule A of the Agreement is hereby replaced with the attached Schedule B effective as of               , 2013.

2.              Schedule B of the Agreement is hereby replaced with the attached Schedule B effective as of                 , 2013.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT

By:		By:
	Stephen J. Shenkenberg		Peter K. Hoglund
	Vice President, Secretary, CLO & CCO		Managing Director, Chief Financial Officer

SCHEDULE A

As of                 , 2013

Munder Series Trust

Munder Bond Fund

Munder Emerging Markets Small-Cap Fund

Munder Growth Opportunities Fund

Munder Index 500 Fund

Munder Integrity Mid-Cap Value Fund

Munder Integrity Small/Mid-Cap Value Fund

Munder International Fund-Core Equity

Munder International Small-Cap Fund

Munder Micro-Cap Equity Fund

Munder Mid-Cap Core Growth Fund

Munder Veracity Small-Cap Value Fund

A-1

SCHEDULE B

As of                 , 2011

Annual Fees (as a Percentage of Daily Net Assets)

Munder Bond Fund	0.40%

Munder Emerging Markets Small-Cap Fund	1.10%

Munder Growth Opportunities Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion

Munder Index 500 Fund	0.20% of the first $250 million of average daily net assets; 0.12% of the next $250 million; and 0.07% of average daily net assets in excess of $500 million

Munder Integrity Mid-Cap Value Fund	0.75% of the first $500 million of average daily net assets; and 0.70% of average daily net assets in excess of $500 million

Munder Integrity Small/Mid-Cap Value Fund	0.90% of the first $300 million of average daily net assets; and 0.85% of average daily net assets in excess of $300 million

Munder International Fund-Core Equity	0.80% on the first $1 billion of average daily net assets; and 0.75% of the average daily net assets in excess of $1 billion

Munder International Small-Cap Fund	0.95% on the first $1 billion of average daily net assets; and 0.90% of the average daily net assets in excess of $1 billion

Munder Micro-Cap Equity Fund	1.00%

Munder Mid-Cap Core Growth Fund	0.75% on the first $6 billion of average daily net assets, 0.70% on the next $2 billion, and 0.65% on average daily net assets exceeding $8 billion

Munder Veracity Small-Cap Value Fund	0.90% of the first $300 million of average daily net assets; and 0.85% of average daily net assets in excess of $300 million